EXHIBIT 10.1

ASHWORTH, INC.

MANAGEMENT CHANGE IN CONTROL PLAN

1. Effective Date: September 19, 2008

2. Purposes of Plan: (a) To maximize shareholder value by fostering Management’s objectivity in making decisions and performing their duties with respect to any pending or threatened Change in Control (as defined below) of Ashworth, Inc. (the “Company”); (b) to increase the likelihood that the Company (and any acquiror) will have the continued dedication and availability of Management, notwithstanding the possibility, threat or occurrence of a Change in Control; and (c) to provide compensation arrangements upon a Change in Control that are reasonably competitive with other similarly situated corporations.

3. Change in Control. As used in this Plan, the phrase “Change in Control” shall mean:

(i) The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries, or any executive benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), for a per-share cash consideration of no less than the closing price of the Company’s common stock on the Effective Date hereof, as hereafter adjusted for stock splits, reverse stock splits, and the like (the “Current Price”) (or a per-share stock, or cash and stock, consideration that the Board of Directors determines to have a value of no less than the Current Price), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding shares of common stock of the Company; or

(ii) Approval by the stockholders of the Company of a reorganization, merger or consolidation in which a person, entity or “group” acquires fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities and the stockholders of the Company are entitled to receive a per-share cash consideration of no less than the Current Price (or a per-share stock, or cash and stock, consideration that the Board of Directors determines to have a value of no less than the Current Price).

4. Eligible Persons Under Plan: Fletcher Leisure Group; Eddie J. Fadel; Greg W. Slack; other Management personnel approved by the Company’s Compensation and Human Resources Committee (the “Committee”) or the Board of Directors (the “Board”).

5. Maximum Aggregate Payments Under Plan: $500,000

6. Allocation of $500,000 Plan: Fletcher Leisure Group – $200,000; Eddie J. Fadel – $200,000; Greg W. Slack – $50,000; other Management personnel – $50,000 (as allocated by the Committee or the Board).

7. Conditions to Receive Plan Payment:

(a) A Change in Control prior to October 31, 2009;

(b) Continued employment (or continued engagement as a consultant, in the case of Fletcher Leisure Group) with the Company through the Change in Control date;

(c) If so elected by the acquiring entity, making himself/herself (or itself, in the case of Fletcher Leisure Group) available for continued employment or consulting engagement by the Company (at a base salary or consulting fee comparable to that currently in effect) for two (2) months after the Change in Control date (or such lesser time as the acquiror may choose); and

(d) Compliance at all times with directives of the Board.

All conditions must be satisfied to be entitled to payment under the Plan.

8. Lump Sum Payment Date: Two months after the Change in Control date.

9. Miscellaneous: Applicable taxes will be withheld, as required, from payments under the Plan. The Plan does not obligate the Board in any manner to approve or consummate a Change in Control transaction. The Plan shall in no manner be deemed a promise of continued employment or consulting. Good faith decisions regarding the Plan by the Committee or the Board shall be final.